Exhibit 10.1

Note: Certain identified information, [***], in this Exhibit 10.1 has been excluded from the exhibit as that information (i) is not material and (ii) would likely result in competitive harm to the registrant if publicly disclosed.

MASTER SERVICES Agreement

This Master Services Agreement (“Agreement”) is made and entered into effective on February 22,  2021 (the “Effective Date”), between Evonik Corporation (“Evonik”) with a principal place of business of 2 Turner Place, Piscataway NJ 08854 and Cassava Sciences, Inc., a Delaware corporation, with a principal place of business at 7801 N. Capital of Texas Highway, Suite 260, Austin, TX 78731 (“Customer”).   Customer and Evonik are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, Evonik is, among others, engaged in the business of supplying specialized development, manufacturing services for the pharmaceutical industry and related industries and has considerable skills and expertise; and

WHEREAS, Customer is developing a proprietary active pharmaceutical ingredient (“API”),  known alternatively as simufilam or PTI-125 [***], as more specifically described below;

WHEREAS, Customer wishes to retain Evonik to perform certain services in support of a  Chemistry, Manufacturing and Controls (“CMC”) development program of the API for the purpose of conducting human clinical trials, and Evonik agrees to perform such services for the Customer,  pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, the Parties entered into certain quotations entitled (i) PTI-125 Technical Transfer,  [***] and thereafter amended by change order (referred to as “Statement of Work #1 PTI-125 Technical Transfer”) and (ii) PTI-125: GMP [***] Demonstration Campaign,  [***] (referred to as “Statement of Work #2 PTI-125 GMP Demonstration Campaign”), which the Parties agree and acknowledge shall hereafter be subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.    Definitions

1.1    Certain Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below when capitalized:

“Affiliate(s)” means any person, corporation, association or other entity that directly or indirectly owns, is owned by, or is under common ownership of such Party, either now or at any time during the term of this Agreement.  The terms “owns,” “owned,” or “ownership” mean the direct or indirect possession of more than fifty percent (50%) of the voting securities of, or income interest or comparable equity in, such entity.

“API”  shall mean Customer’s compound designated alternatively as simufilam or PTI-125 [***]. The API is further described in the Statement of Work #1 PTI-125 Technical Transfer.

“API Invention” means any and all inventions, trade secrets, discoveries, developments, know-how, methods, techniques, formulae, processes and improvements to the API per se, whether or not patentable, resulting from or derived from or directly relating to Customer’s and or Evonik’s performance under this Agreement.

“Background IP” means any and all (1) proprietary know-how and expertise including, without limitation, specifications, processes, formulations, procedures, instructions, technology and any other technical information which may be contained in drawings, photographs, samples, models and other documentation or communicated orally; (2) patent applications, patents and other intellectual property rights; (3) material, including without limitation, samples of products and models; and (4) software and other creation being subject to copyrights; and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world which a Party owns or controls prior to the Effective Date, or thereafter acquires or independently develops outside the scope of this Agreement.

“cGMP” means all then-current applicable laws, regulations and recognized good manufacturing practices that apply to the manufacture of any therapeutically active material that provides pharmacological activity in a pharmaceutical product, and govern the standards of manufacture of any product intended for human use, including, as applicable: (i) the United States regulations set forth under 21 CFR parts 210, 211, as well as applicable guidance published by the FDA; and (ii) the EU good manufacturing practices set forth in the European Community directives 2003/94/EC 2001/83/EC as amended by 2004/27/EC, all relevant implementations of such directives and all relevant principles and guidelines including ICH Tripartite Guidance Q7 and Volume 4 of the Rules Governing Medicinal Products in the European Union:  Medicinal Products for Human and Veterinary Use; in each case as may be modified or supplemented during the Term.

“Clinical Product” shall mean all Work Product (as defined below) developed for use by Customer and manufactured in accordance with cGMP for human clinical studies.

“Customer Instruction” shall mean Customer’s instructions on the Manufacturing (as defined below)  including, without limitation, information on Customer’s proprietary manufacturing process and other technical information, which may be provided by Customer to Evonik from time to time during the Term of this Agreement.

“Customer Materials” shall mean the materials supplied by Customer to Evonik to complete the scope of work set forth in the Statement of Work.

“Evonik Facility” shall be the manufacturing facility as identified in the Statement of Work issued pursuant to this Agreement.

“Losses” shall have the meaning as set forth in Section 8.1 of this Agreement.

“Manufacturing” shall mean the manufacturing of the API under cGMP performed by Evonik in accordance with Customer Instruction, specifications as described in a Statement of Work, and the terms and conditions of this Agreement, and any services relating to such manufacturing provided by Evonik itself or via Evonik’s subcontractors approved in accordance with Section 2.3 [Subcontractors] to Customer under this Agreement, including, but not limited to, testing, documentations, archiving, and provision of information.

“Master Batch Record” or “MBR” means the document and its revisions, as mutually agreed by the Parties, that define the manufacturing methods, materials, and other procedures, directions and controls associated with the manufacture and testing of the API.  Evonik shall manufacture each batch of API according to the processes set forth in the MBR.  The MBR is written and controlled in compliance with regulations and guidance promulgated in the EU, Europe/ FDA, United States/ MHLW & PMDA, Japan. The MBR may also include or incorporate by reference, without limitation, such information as material specifications, in process and final API sampling standards, equipment and instrumentation specifications and standard operating procedures, as set forth in the Quality Agreement for in-process quality control testing.

“NDA” means a  New Drug Application as submitted to the FDA for marketing approval in the United States, or similar marketing license applications in other countries.

“Process Invention” means any Invention, other than an API Invention, that relates exclusively to the Evonik Background IP or relates to developing, formulating, manufacturing filling, processing, packaging, analyzing or testing pharmaceutical products generally, but not including Customer’s Background IP or API Inventions.

“Representatives” means a Party’s directors, officers, employees, principals, agents, consultants, subcontractors and assigns as well as their parent, subsidiary(ies), Affiliates and their respective directors, officers, employees, principals, agents and assigns.

“Statement of Work” means the services to be rendered to Customer by Evonik and the related Work Product, as set forth in individual Statement of Works, which are to be executed in the form similar to the template attached as Exhibit A [Form of Statement of Work].   It is the intention of the Parties that each new Statement of Work will be mutually agreed upon by the Parties, and that each such new Statement of Work shall be incorporated by reference into this Agreement and all services provided under a Statement of Work shall be subject to the terms and conditions of this Agreement.

“Third Party” or “Third Parties” means any legal entity or person excluding the Parties and its Affiliates.

“Work Product” means and include all work product, including Manufactured API, and deliverables created, developed, compiled or otherwise generated by Evonik solely pursuant to a Statement of Work based on Customer’s Background IP.

1.2    Additional Defined Terms.    As used in this Agreement, additional defined terms shall have the meaning set forth in the specific section or paragraph where identified when capitalized.

2.    Services.

2.1    Scope of Services; Professional Standards.    Evonik shall render services in connection with the Statement of Work and create, develop and deliver Work Product to Customer, subject to the terms and conditions of this Agreement.  In performing such services, Evonik shall use personnel who are trained, qualified and experienced to perform such services.

2.2    Commitment to API Development and Supply.

2.2.1     Customer and EVONIK will work cooperatively on the CMC development and scale-up of the API according to written Statements of Work and schedules as agreed upon by the Parties.

2.2.2    Evonik will manufacture and supply Customer’s development requirements of API in compliance with the mutually agreed upon specification and according to Customer’s forecasted orders for clinical product, as agreed upon in Statements of Work entered into pursuant to this Agreement setting forth volumes, timelines and specifications.

2.3     Commercial Supply Agreement. [***].

2.3    Subcontractors.    Excluding Evonik Operations GmbH or any other Affiliate of Evonik, Evonik shall not delegate or subcontract all or any part of the Manufacturing to any third party without Customer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  The foregoing terms shall not apply to loaned employees or other third party contractors who are retained by EVONIK through staffing service agencies, engineering or design services, maintenance and other general production contractors or other similar agencies, provided, however, that in all cases subcontracting or other third party contracting shall not be conducted in the People’s Republic of China, or by any companies located in countries specifically sanctioned by the U.S. Department of the Treasury - Office of Foreign Assets Control.

2.4    Change Order Process.    If at any time during the performance of any Statement of Work, Evonik desires to make modifications to a Statement of Work,  Evonik shall provide a written description of the proposed modification(s) to Customer for review and acceptance (a “Change Request”).  Within the time period set forth in the Change Request for Customer’s acceptance or rejection after its receipt of such Change Request, Evonik shall submit a change order proposal (the “Change Order”) in the form appended hereto as Exhibit B [Form of Change Order], that includes any change to the Fee schedule and any adjustments to the milestone or deliverable completion dates or Statement of Work timetable resulting from the proposed Change Request.  Once the Change Order is executed by both Parties, such Change Order shall become a part of this Agreement.

2.5    Supply of Customer Materials.

2.5.1    Unless otherwise specified in a Statement of Work, Customer shall supply to Evonik, at Customer’s sole expense, such quantities of Customer Materials for the Project at such times as Evonik may reasonably request in order to complete the Project.  In addition, Customer agrees to provide Evonik complete and accurate documentation as well as instructions for the proper handling, safety procedures and storage of the Customer Materials supplied by it, including appropriate warnings of any known toxicity with respect to the use and handling of the Customer Materials.  All quantities of Customer Materials supplied to Evonik shall be accompanied by a certificate of analysis.   If Customer does not deliver the necessary quantities and quality of Customer Materials pursuant to the timelines set forth in a Statement of Work, Evonik shall not be considered in breach for failure to meet any timelines or its obligations under such Statement of Work, to the extent such failure is the result of a delay in receipt of the Customer Materials or inadequate quality of the Customer Materials received from Customer.

2.5.2    Excluding the foregoing Customer Materials, Evonik shall procure, at its sole expense, all raw materials necessary for the Manufacturing of the API.

2.6    Use of Customer Materials.  Evonik will use the Customer Materials provided by Customer only for the purpose of performing the Project.  Evonik shall not sell, transfer, disclose or otherwise provide access to the Customer Materials provided by Customer to any Third Party without the written consent of Customer.  Upon termination of this Agreement, Evonik will return all unused Customer Materials provided by Customer, if requested to do so, within thirty (30) days after termination, or otherwise will dispose of the Customer Materials at Customer’s direction and expense.

2.7    Title and Risk of Loss of Customer Materials and Work Product.

2.7.1    Delivery of Customer Materials shall be DDP  (Evonik Facility) Incoterms® 2020.  Risk of loss with respect to such Customer Materials shall pass to Evonik upon delivery of Customer Materials to the Evonik Facility, and title to Customer Materials shall pass to Evonik upon Evonik’s conversion of such Customer Materials into Work Product as part of the services conducted by Evonik pursuant to this Agreement.

2.7.2    Delivery of Work Product shall be FCA (Evonik Facility) Incoterms® 2020.  As agreed upon in a SOW, Evonik may offer freight coordination and assistance.  Title and risk of loss shall pass to Customer upon loading of Work Product onto Customer’s carrier.

2.8    Technical Data Package. Within the timetable set forth in a  Statement of Work, Customer shall provide Evonik with a complete technology data package (the “Technology Data Package”) containing such data, documents and records necessary for Evonik to provide the services.  Without limiting the generality of the foregoing, the Technology Data Package may include: documents and records consisting of or containing process descriptions, requirements and specifications; process flow diagrams; equipment and instrumentation specifications; process trend and variability data; analytical methods, validation protocols and reports; process development reports; and batch records and any data necessary that Customer will provide to Evonik to ensure the successful transfer of the current process and analytical methods to support the desired services.  Any failure on the part of Customer to provide the Technology Data Package in a timely manner shall not be held against Evonik with regard to meeting timelines and will result in an automatic extension of the timelines for every day the Technology Data Package is late or incomplete.

2.9    Limitation of Services.  The Statement of Work is based upon the understanding that Evonik will use exclusively Customer’s Technology Data Package in conducting the Project and implementing the Statement of Work.

2.10    Quality Agreement.  [***]

3.    Fees and Expenses.

3.1    Fees.    A  fee for services shall be set forth in a fee schedule in each Statement of Work (the “Fee”). In each case such Fee shall be in writing and mutually agreed upon prior to the commencement of any associated Statement of Work. Unless otherwise set forth in a Statement of Work, Customer shall not be liable to Evonik for any dollar amount greater than the Fee set forth therein. Customer shall pay to Evonik the non-refundable, up-front amount stipulated in the Statement of Work upon signing of each individual Statement of Work. Notwithstanding the foregoing, Evonik may be entitled to a reasonable, once a year increase in the Fee where a Statement of Work is performed over multiple calendar years to reflect reasonable increases in business costs on a prospective basis

3.2    Import / Export Levies.    Customer shall be responsible for import/export tariffs, duties, customs or taxes levied by any government in connection with each Statement of Work. Customer’s liabilities to Evonik with regards to taxes shall be limited to the forgoing.

3.3    Invoicing and Payment Terms.  For each Statement of Work, Evonik shall invoice Customer upon completion of each milestone as set forth in the Fee schedule of each Statement of Work. Evonik shall send invoices to Customer at the following address:

Cassava Sciences, Inc.

7801 N. Capital of Texas Highway, Suite 260

Austin, Texas 78731, USA

Customer shall pay all invoices within thirty (30) days of the date of invoice receipt, which may be transmitted by electronic mail.  Further, Evonik may refuse to provide services until all outstanding and undisputed invoices overdue by more than thirty (30) days (in other words, more than sixty (60) days from the date of invoice) are paid and/or change future payments terms, including requiring full payment of all of Customer’s undisputed and outstanding invoices for all future deliveries of Work Product, and/or charge late payment interest equal to the maximum amount permissible by law.

4.    Ownership of Inventions; Intellectual Property Rights.

4.1    Background Intellectual Property.  The Parties acknowledge that the Background IP of Evonik or Customer is and will remain the separate property of Evonik or Customer, as the case may be and are not affected by this Agreement.  Except as expressly permitted under this Agreement, neither Party shall have any claims to or rights in or to such separate Background IP of the other Party.

4.2    Customer Background IP,  API Inventions and Work Product.

4.2.1    All API Inventions shall be owned worldwide solely by Customer with no further financial obligation to Evonik, regardless of inventorship, and no right therein is granted to Evonik under this Agreement, except that Customer expressly grants to Evonik the limited right to use Customer Background IP or API Inventions solely to perform its obligations under this Agreement and required pursuant to a Statement of Work and only for that purpose. Evonik agrees to irrevocably assign, and hereby does assign, to Customer on an exclusive, worldwide basis all right, title and interest it may have in and to all API Inventions during the term of this Agreement, with no further obligation for Customer to pay Evonik any fees, royalties and the like.    Notwithstanding the foregoing, any Evonik Background IP that is incorporated into an API Invention shall continue and remain the sole property of Evonik; and Customer shall have access to such Evonik Background IP subject to Section 4.3.2 herein.

4.2.2    Subject to Section 4.4 Intellectual Property Rights, all Work Product shall be the sole property of the Customer.  All Work Product that is protectable by copyright is “work made for hire,” as that term is defined in the United States Copyright Act except to the extent that any such Work Product cannot by law be “work made for hire.”

4.3    Evonik Background IP and Process Inventions.

4.3.1    All Process Inventions shall be owned solely by Evonik, regardless of inventorship, and no right therein is granted to Customer under this Agreement.  Customer agrees to assign and hereby assigns to Evonik all right, title and interest in and to all Process Inventions.

4.3.2    Evonik shall not, and shall have no obligation to, utilize in any way Evonik’s Background IP during the performance of the services.  In the event that the Parties mutually determine that Evonik’s Background IP is desirable or reasonably necessary for the successful performance of Evonik’s obligation under this Agreement, the Parties shall in good faith negotiate commercially reasonable terms upon which Customer may license Evonik’s Background IP. Evonik is not aware, and does not currently anticipate, the need to contribute its own intellectual property (Background IP, Inventions, etc.) to successfully perform services for the Customer under the terms and conditions set forth in this Agreement. Either Party may terminate this Agreement without any further obligation to the other Party if the use of Evonik’s Background IP becomes reasonably necessary to the successful performance of the services and the Parties fail to enter into an amendment to this Agreement for that purpose; however, in the case of such termination, Customer shall be subject to the termination conditions under Section 6.3(b).

4.4    Intellectual Property Rights.

4.4.1    Evonik shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain patent applications or patents for Process Inventions which are owned by Evonik. Customer shall execute such documents and perform such acts as may be reasonably necessary for Evonik to prepare, file, prosecute or maintain such patent applications or patents for Process Inventions.

4.4.2    Customer shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain patent applications or patents for API Inventions which are owned by Customer.  Evonik shall execute such documents and perform such acts as may be reasonably necessary for Customer to prepare, file, prosecute or maintain such patent applications or patents for API Inventions.

4.5    Assignment to Affiliates. Each Party may, without notice to or consent required from the other Party, extend its rights under this Section 4 above to any Affiliate (such extension to be effective only so long as the Affiliate remains an Affiliate of such Party), provided such Affiliate agrees to be bound by no less than the entire Agreement.

5.    Representations and Warranties.

5.1    Evonik Representations and Warranties.  Evonik hereby represents and warrants to Customer as of the Effective Date that:

5.1.1    Evonik has all requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and thereby;

5.1.2    Evonik has the requisite and adequate experience, expertise, facilities and personnel to successfully meet its obligations under this Agreement,  subject to the terms and conditions of a SOW setting forth the cost allocation of capital investment, if any, necessary for Evonik to perform the Services thereunder;

5.1.3    the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Evonik;

5.1.4    this Agreement has been or will be duly executed and delivered by Evonik and is a valid and binding obligation of Evonik, enforceable against it in accordance with its terms; and

5.1.5    Evonik’s execution and delivery of this Agreement does not and will not violate or constitute a breach of any of its contractual obligations with Third Parties.

5.2    Customer Representations and Warranties.  Customer hereby represents and warrants to Evonik as of the Effective Date that:

5.2.1    Customer has all requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and thereby;

5.2.2    the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Customer;

5.2.3    this Agreement has been or will be duly executed and delivered by Customer and is a valid and binding obligation of Customer, enforceable against it in accordance with its terms; and

5.2.4    Customer's execution and delivery of this Agreement does not and will not violate or constitute a breach of any of its contractual obligations with Third Parties.

6.    Term and Termination.

6.1    Term.    This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years (the “Initial Term”). Unless either Party provides no less than one (1)  year written notice of nonrenewal, the Agreement shall automatically renew for additional one (1) year periods (each a “Renewal Term”).  The Initial Term and any Renewal Term shall be collectively referred to herein as the “Term.”  If any Statements of Work are in effect on the day this Agreement would otherwise expire, this Agreement shall remain in effect solely for the purpose of those Statements of Work (and not for the purpose of executing any new Statements of Work) until their expiration or termination, whichever comes first.

6.2    Term of Statement of Work.  Each Statement of Work takes effect and expires according to the Statement of Work term as set forth therein, unless the Statement of Work is terminated earlier.  If the Statement of Work does not state when the Statement of Work takes effect, it is agreed by the Parties that the Work Order takes effect when mutually executed by the Parties which may be exchanged as electronic counterparts.  If no expiration date is specified, the Statement of Work expires when the scope of work outlined in the Statement of Work is complete as defined in the Statement of Work. Any individual Statement of Work may expire or be terminated independently of the rest of this Agreement, with any provision of the Agreement relevant to termination applying only to that Statement of Work.  Termination of the Agreement terminates all Statement of Work unless the Parties agree otherwise.

6.3    Termination for Convenience of Statement of Work.

(a)    In the event Customer elects to terminate for convenience any individual Statement of Work issued pursuant to this Agreement prior to Evonik’s commencement of the Services, Customer shall provide written notice to Evonik and shall thereafter be liable for the following termination fee plus any and all direct, out of pocket cost incurred by Evonik (including raw materials sourced by Evonik), which shall apply to all or any portion of the Statement of Work:

No. Days Prior to Evonik Commencing Performance of SOW	Termination Fee
30 days or less	100% of Statement of Work Fee
31-60 days	75% of Statement of Work Fee
61-90 days	50% of Statement of Work Fee
90-150 days	25% of Statement of Work Fee
151 days or more	10% of Statement of Work Fee

(b)    In the event Customer elects to terminate for convenience a Statement of Work after Evonik commenced performance of the Services pursuant to this Statement of Work, Customer shall be liable for:  (i) any and all direct, out of pocket costs incurred by Evonik (including raw materials sourced by Evonik); (ii) reasonable wind down and idle plant costs incurred by Evonik, and (iii) the total Statement of Work Fee for such in-process work to be performed by Evonik or then currently in-process, which shall not exceed the Total Fee of the Statement of Work.

6.4    Termination for Cause.    This Agreement may be terminated by either Party by giving written notice to the other if the other Party (the "Breaching Party") is in material breach or default of any of its obligations hereunder (including, without limitation, any payment obligations that are not the subject of a bona fide dispute) as follows: (i) the terminating Party must send written notice of the material breach or material default to the Breaching Party, and (ii) the termination becomes effective sixty (60) days after written notice thereof was provided to the Breaching Party, unless the Breaching Party has cured that material breach or default prior to the expiration of the sixty (60) day period or if that material breach or material default is not capable of being cured within that sixty (60) day period, then the Breaching Party has commenced activities reasonably expected to cure that material breach or material default within that sixty (60) day period and thereafter uses diligent efforts to complete the cure as soon as practicable, or within a mutually agreed upon cure period. Except as expressly limited by this Agreement, termination of this Agreement shall be without prejudice to any other remedies that may be available to a Party due to breach by the other Party of this Agreement

6.5    Bankruptcy and Insolvency.    Either Party may terminate this Agreement without prior notice to the other upon the occurrence of any of the following involving the other Party:

(i)    that other Party files a petition seeking an order for relief under the Federal Bankruptcy Code (Title 11 of the United States Code), as now or hereafter in effect, or under similar law (including non-United States law), or files a petition in bankruptcy or for reorganization or for an arrangement pursuant to any state bankruptcy law or any similar state law (including non-United States law); or

(ii)    an involuntary case against that Party as debtor is commenced by a petition under the Federal Bankruptcy Code (Title 11 of the United States Code), as now or hereafter in effect, or under similar law (including non-United States law), or a petition or answer proposing the adjudication of that Party as a bankrupt or its reorganization pursuant to any state bankruptcy law or any similar state law (including non-United States law) is filed in any court and not dismissed, discharged or denied within ninety (90) days after the filing thereof; or

(iii)    a custodian, receiver, United States Trustee, trustee or liquidator of that Party or of all or substantially all of that other Party's property is appointed in any proceedings brought by that Party; or if any custodian, receiver, United States Trustee, trustee or liquidator is appointed in any proceedings brought against that Party and is not be discharged within ninety (90) days after that appointment, or if that Party consents to or acquiesce in that appointment; or

(iv)    if that other Party generally does not pay its debts as those debts become due, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due.

6.6    Survival of Certain Obligations.

6.6.1    Effect of Termination.  Termination shall not relieve either Party of any obligations (including payment obligations) which have accrued prior to the effective date of such termination.  At Customer’s request and expense, following the service of any notice of termination by either Party, Evonik shall use commercially reasonable efforts to provide such services as Customer may reasonably request in respect of the transfer of CMC activities to Customer or its designee.

6.6.2    Survival.  Notwithstanding anything else written in this Agreement, the rights and obligations of the Parties under Sections 4 [Ownership of Inventions; Intellectual Property Rights], 5 [Representations and Warranties], 6.6 [Survival of Certain Obligations], 7 [Warranties and Nonconformity], 8 [Indemnification; Limitation of Liability], 10 [Confidentiality] and 11 [Miscellaneous] shall survive the expiration or termination of this Agreement in accordance with its terms.

7.    Warranties & Nonconformity.

7.1    Customer’s Warranty.  Customer warrants that to its actual knowledge the Project, including the Statement of Work, any Work Product any and all services performed by Evonik, the Technical Data Package and any other information provided by Customer to Evonik do not infringe on any U.S. or foreign patent, trademark, copyright or other intellectual property or proprietary right of any Third Party.  Customer also represents and warrants that the instructions to be provided by Customer for the proper handling, safety procedures and storage of the API and Customer Materials, including appropriate warnings for any known toxicity with respect to the use and handling of the API and Customer Materials  are complete and accurate.

7.2    Evonik’s Warranty.  Evonik will perform all services consistent with customary industry standards and in a workmanlike manner.  EVONIK MAKES NO WARRANTY WITH RESPECT TO THE WORK PRODUCT OTHER THAN THAT SUCH WORK PRODUCT SHALL MEET THE RELEVANT AGREED TO APPROVED SPECIFICATIONS UPON DELIVERY.  SUCH WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES AND EVONIK MAKES NO WARRANTY OF, AND SHALL HAVE NO LIABILITY FOR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  CUSTOMER SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF EVONIK. NO OTHER WARRANTY OR LIABILITY, EXPRESS OR IMPLIED, AND WHETHER ARISING BY OPERATION OF LAW OR CUSTOM, SHALL APPLY.

7.3    Non-Conformity of Clinical Product.  In the event that the Clinical Product fails to conform to any mutually agreed upon Specification or cGMP as set forth in the Statement of Work due to Evonik’s negligence, Evonik, at  Customer’s sole election shall either (a) replace such quantity of non-conforming Clinical Product with Clinical Product conforming to the mutually agreed upon Specification and cGMP following receipt of the rejected and returned Clinical Product from Customer, (b) reprocess the non-conforming Drug Substance such that conforms to the Mater Batch Records and cGMP, or (c) promptly refund the Fee paid for such quantity of non-conforming Clinical Product. In the event, however, there is a discrepancy between Customer’s test results and the results of testing performed by Evonik or a dispute regarding the cause of any non-conformity, such discrepancies or disputes will be finally resolved by testing performed by a third party laboratory mutually agreed upon by the Parties, and the costs of such testing will be borne by the non-prevailing Party.

8.    Indemnification; Limitation of Liability

8.1    Indemnification by Evonik.  Evonik shall defend, indemnify and hold harmless Customer and its Representatives from and against any and all losses, claims (including Third Party claims), penalties, actions, damages, liabilities, costs and expenses incident thereto (including reasonable legal counsel fees and expenses) (the “Losses”), which Customer may hereafter incur, become responsible for pay out to the extent relating to, based upon, arising out of or in connection with: (a) Evonik’s breach of any of its representations, warranties, covenants or obligations under this Agreement; and (b) Evonik’s negligence or intentional misconduct or omission or any of its Representatives in the performance of the Statement of Work, except in the case of (a) and (b) to the extent that such Losses are due to any breach by Customer of its representations, warranties, covenants or obligations under this Agreement or Customer’s gross negligence or willful misconduct.

8.2    Indemnification by Customer.  Customer shall defend, indemnify and hold harmless Evonik and its Representatives from and against any and all Losses, which Evonik may hereafter incur, become responsible for pay out to the extent relating to, based upon, arising out of or in connection with (a) Customer's breach of any of its representations, warranties, covenants or obligations under this Agreement; (b) any infringement or misappropriation of the intellectual property rights of any Third Party relating to any acts of Customer or the development, manufacture, production of, commercialization, design, sale, shipment, disposition or use of Technical Data Package, API, Work Product or any product incorporating the Work Product; (c) the use of the Work Product in a manner inconsistent with the use for which such Work Product was developed; (d) the negligence or misconduct or omission of Customer or any of its Representatives in the performance of the Project; or (e) the development, manufacture, use, sale, distribution and promotion, or other disposition of any Work Product or product incorporating the Work Product, except in the case of (a) through (e) to the extent that such Losses are due to any breach by Evonik of its representations, warranties, covenants or obligations under this Agreement or Evonik’s gross negligence or willful misconduct.

8.3    Limitation of Liability.

8.3.1    Notwithstanding the foregoing Section 8.1 Customer hereby agrees to release, waive, and forever discharge any demands, claims, suits, or actions of any character against Evonik arising out of or in connection with Customer's acceptance, reliance on, or use of Work Product.  Acceptance, reliance on, or use of the Work Product shall be at the sole risk of Customer.

8.3.2    NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO LOSS OF PROFITS OR LOSS OF OPPORTUNITY), OR LOST PROFITS EVEN IF DESIGNATED DIRECT DAMAGES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

8.3.3    FURTHERMORE, EVONIK’S TOTAL LIABILITY FOR EACH INDIVIDUAL STATEMENT OF WORK FOR ANY AND ALL CLAIMS WHATSOEVER INCLUDING ANY THIRD PARTY CLAIMS, PRODUCT RECALL, AND EVONIK’S INDEMNITY OBLIGATION SET FORTH IN SECTION 8.1 [INDEMNIFICATION BY EVONIK], SHALL NOT EXCEED, IN THE AGGREGATE the Estimated budget for such statement of work and    EVONIK’S TOTAL LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS WHATSOEVER INCLUDING ANY THIRD PARTY CLAIMS, SHALL NOT EXCEED THE Fee SET FORTH IN THE STATEMENT OF WORK for the Service supplied (or to have been supplied) OR THE AFFECTED BATCH AS PROVIDED Thereunder in respect of which damages are claimed. in addition, evonik’s aggregate liability for any all claims whatsoever, including any third party claims, shall not exceed three million u.s. dollars ($3,000,000).  NOTWITHSTANDING THIS OR any other provision of this agreement, evonik’s liability shall not be limited TO the extent such liability is due to the gross negligence or willful misconduct of evonik.

8.3.4    Limitations Period. Any claim by Customer concerning the amounts invoiced, Services performed hereunder, or any other claim arising from the performance of the obligations hereunder shall be subject to a limitations period of one (1) year from the expiration or termination of the statement of work forming the basis of such claim.

9.    Insurance.

9.1    Minimum Coverages.   Each Party shall, at its sole cost and expense, procure and maintain in full force during the entire Term of this Agreement the following types of insurance in the minimum amounts set forth below with insurance carriers having a rating of A as to financial strength by the latest edition of A. M. Best & Co:

9.1.1    Workers’ Compensation insurance in accordance with the laws of the state(s) of operations covering no less than all of a Party’s employees, subcontractors, or its employees who may be engaged directly or indirectly in any work hereunder; Employer’s Liability Insurance coverage in the amount of $1,000,000.00 (one million dollars) for its employees; and

9.1.2    Comprehensive General Liability insurance including Customer’s Completed Operations, Customer’s Completed Products, covering contractual liability, bodily injuries and property damage with combined single limits of $5,000,000.00 (five million dollars) each occurrence and $5,000,000.00 (five million dollars) aggregate.

9.2    Evidence of Coverage.  Upon written request each Party shall furnish to the other Party a copy of the certificate of insurance evidencing such coverages referred herein on an Acord form. No policy provided hereunder shall be cancelled nor materially changed without thirty (30) days’ written notice to the other Party. All stated insurance policies, where applicable, will designate the other Party as additional insured, without qualifications or limitation, as its interest may appear.  Each party shall cause its insurers to waive all rights of subrogation against the other Party. The waiver of subrogation clause and additional insured wording must be stated explicitly on the face of the certificate of insurance.

10.    Confidentiality.  [***]

11.    Regulatory.

11.1    Recordkeeping.  Unless the Parties otherwise agree in writing, Evonik shall maintain complete and accurate batch, laboratory data, reports and other technical records relating to the API and Clinical Product (“Records”).  Such information shall be maintained for the minimum period required by Applicable Laws or, if longer, the Quality Agreement, but in no case less than five (5) years.  Prior to destroying or otherwise disposing of any Records, Evonik will notify Customer and provide Customer a reasonable opportunity to take possession of such Records, at Customer’s expense.

11.2    Regulatory Compliance.  Evonik, at its own expense, shall obtain and maintain all permits and licenses with respect to the Evonik Facility operations, including pharmaceutical product manufacturing generally and disposal and destruction of materials and waste, required by any Regulatory Authority in the jurisdiction in which Evonik performs Services.  Customer shall obtain and maintain all other Regulatory Authority approvals, authorizations and certificates, including those with respect to the API and Clinical Product.  Customer shall reimburse Evonik for any payments Evonik is required to make to any Regulatory Authority that are directly related to Customer’s API, pursuant to Applicable Laws resulting from Evonik’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Customer’s API at the Evonik Facility.  During the Term, Evonik will assist Customer with all regulatory matters relating to the API and Clinical Product, at Customer’s request and expense, including supplying any documents required to be included in any regulatory filing.  The Parties intend and commit to cooperate to allow each Party to satisfy its obligations under Applicable Laws relating to performance of this Agreement

11.3    Governmental Inspections and Requests.  Evonik shall promptly advise Customer of any inspection, investigation or inquiry or other notice of communication by any Regulatory Authority of any type that could reasonably be expected to affect the API or Clinical Product, or that adversely affects Evonik’s ability to perform its obligations under this Agreement.  Evonik shall promptly provide Customer with a full and complete copy of any report issued by or any other correspondence with such Regulatory Authority received by Evonik concerning the API or Clinical Product; and Customer shall provide Evonik with any material correspondence with such Regulatory Authority, including FDA refusal to file, rejection or warning letters.  Evonik reserves the right to redact from such report any Evonik or third party confidential or proprietary information.

11.4    Evonik Facility Audit.  During the Term, Evonik shall grant Customer or its designee access upon two (2) months’ prior written notice and consent, at reasonable times during regular business hours, to conduct a routine audit of each (i) the Evonik Facility where Evonik performs Services, and (ii) the Records described in Section 11.1, in each case solely for the purpose of verifying Evonik’s compliance with this Agreement, including performing Services in accordance with the applicable Statement of Work, cGMPs, the Specifications and the Master Batch Record, as applicable.  Evonik shall grant consent to and schedule audits as soon as reasonably possible, but not to exceed three (3) months from the date proposed in Customer’s notice. Customer will conduct its routine audits of Evonik’s facility, no more than once per calendar year, at reasonable times during regular business hours to minimize disruption of operations at the Evonik Facility.  Evonik shall use commercially reasonable efforts to obtain the right for Customer to audit the manufacturing facilities of any permitted subcontractor or supplier of components, as mutually agreed upon by Customer and Evonik, used in the API and Clinical Product on similar terms as those set forth in this Section 11.4.

12.    Miscellaneous

12.1    Force Majeure.

12.1.1 Event of Force Majeure.  Neither Party shall be liable to the other for delay or failure to perform its obligations hereunder due to any circumstances beyond its reasonable control, regardless whether such circumstances can be reasonably foreseen. Such circumstances include, but are not limited to acts of God, pandemic, disease, war (declared or undeclared), acts of terrorism (and related government actions), riot, political insurrection, rebellion, sabotage, revolution, acts, laws, regulations or orders of or expropriation by any government (whether de facto or de jure), acts of government prohibiting sanction the import or export of the product, rationing, equipment or production facilities, quarantine restrictions, fuel shortage, strike, lock-out or other labor troubles which interfere with the manufacture, sale or transportation of the Work Product or with the supply of raw materials necessary for its production or fire, flood, explosion, earthquake, tornados or other natural events or disasters, national defense or security requirements, acts or failure to act of its suppliers or other third parties, natural disaster, weather conditions, unexpected regulatory actions from any government agency, or shortages of or inability to obtain (as and when required and upon a Party’s usual terms and from its usual sources of supply) suitable or sufficient energy, labor, machinery, facilities, raw materials, transportation, supplies or other resources or service  (each, a “Force Majeure”).  Labor difficulties, strike, lockout or injunction shall be conclusively presumed to be beyond a Party’s reasonable control, and accordingly within the meaning and intent of the definition of Force Majeure. If such Force Majeure occurs, a Party shall notify the other Party in writing as soon as practicable of the occurrence of said Force Majeure event, the nature of and expected duration of the Force Majeure event as well the effect the Force Majeure event will have on  its expected performance  under this Agreement.  A Party will be excused from performing its obligations hereunder only during the Force Majeure event and shall not be liable to the other Party for damages by reason of any delay or suspension of performance resulting from the Force Majeure event.

    12.1.2 Sustained Force Majeure Event.  Pursuant to a Force Majeure Event that continues for a period of one hundred eighty (180) consecutive days, or for periods which aggregate one hundred eighty (180) days during any three hundred sixty five (365) day cycle, the Party not claiming the Force Majeure Event will be entitled to terminate this Agreement forthwith, but without penalty or liability to the Party affected by the Force Majeure Event, on written notice to the Party claiming the Force Majeure Event, provided that such termination shall not affect any Party’s entitlement to amounts which have accrued or became due prior to the Force Majeure Event.

12.2    Parties Independent.    In making and performing this Agreement, the Parties are acting and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, or joint venture relationship between the Parties.

12.3    Assignment; Successors and Assigns.    Neither Party may assign all or any part of this Agreement without the other Party's prior written consent, which shall not be unreasonably withheld.  Notwithstanding the foregoing, neither Party shall be required to obtain the consent of the other Party in order to assign or otherwise transfer this Agreement (1) to an Affiliate, including its parent company; or (2) in the event of the sale of substantially all of the assets of such assigning Party or the portion of such assigning Party’s business responsible for performance of this Agreement.  Benefits and burdens of this Agreement shall inure to the benefit of and be binding upon both Parties, its respective legal representatives and successors and its assigns, subsidiaries and parent companies.  Otherwise, this Agreement shall inure to the benefit of and be binding upon the Parties and its successors and assigns.

12.4    Dispute Resolution. Disputes arising out of, relating to or in connection with this Agreement, or in relations between the parties with respect to the subject matter hereof, for any reason or under any circumstances, will be finally settled by a single arbitrator in a binding arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS”) Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”). Upon receipt of written notice of the existence of a dispute by one Party hereto to the other, the Parties shall, within thirty (30) days or other mutually agreed upon time period conduct a meeting of one or more senior executives of each Party, with full settlement authority, in an attempt to resolve the dispute. Each Party shall make available appropriate personnel to meet and confer with the other Party reasonably within the 30-day period or other mutually agreed upon time period. Upon the expiration of the 30-day period or other mutually agreed upon time period, or upon the termination of discussions between the senior executives, either Party may elect arbitration of any dispute by written notice to the other (the “Arbitration Notice”).  The  arbitration shall be held before one (1) arbitrator from JAMS having substantial experience as a jurist and mediator with significant disputes in the biotechnology and/or pharmaceuticals industry selected by the mutual agreement of the Parties; provided, however, that if such Parties cannot agree on an arbitrator within thirty (30) days of the Arbitration Notice, either Party may request JAMS select the arbitrator, and JAMS shall select an arbitrator pursuant to the procedure set out by the JAMS rules, provided, however, that the arbitrator selected be a former judge with at least fifteen (15) years of experience addressing as a jurist and/or mediator significant disputes in the biotechnology and or pharmaceutical industry.  The arbitration shall be administered by JAMS pursuant to its AAA Rules.  Judgment on the arbitration award may be entered in any court having jurisdiction.  This Section shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

12.5    Notices. All notices, consents, claims, demands or other communications given under this Agreement shall only be sufficient if in writing and sent (1) by electronic mail, conditioned upon written acknowledgment of receipt or (2) by a nationally recognized overnight courier service which provides a delivery receipt, to the Parties at the address set forth below or at such other address designated by either Party in writing.  Such communications must be sent to the respective Parties at the following addresses:

For Evonik:
Evonik Corporation	with a copy to: Evonik Corporation
2 Turner Place	299 Jefferson Road
Piscataway, NJ 08855	Parsippany, NJ 07054 USA
Attn: Law Department

For Customer:
Cassava Sciences, Inc.
7801 N. Capital of TX Highway, Ste 260
Austin, TX 78731

12.6    Remedies. Each Party acknowledges that a breach of such Party’s agreements in Sections 4 [Ownership of Inventions; Intellectual Property Rights] and 10 [Confidentiality; Return/Destruction of Tangible Materials] hereof may result in irreparable and continuing damage to the other Party for which there may be no adequate remedy at law; and each Party agrees that, in the event of any breach of the aforesaid agreements, the other Party and its successors and assigns may be entitled to injunctive relief and to such other and further relief as may be proper.

12.7    Waiver of Breach.    The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect that Party’s right at a later time to enforce the same.  No waiver by any Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

12.8    Headings; Construction.  Section headings contained in this Agreement are included for convenience only and are not a part of the agreement between the Parties.  The language used in this Agreement is the language chosen by the Parties to express its mutual intent.  No rule of strict construction shall be applied against either Party.

12.9    Invalid or Void Provisions.    In the event that individual provisions of this Agreement become wholly or partially invalid as evidenced by a ruling of a court of competent jurisdiction, the effectiveness of the remaining rulings shall not be affected, to the extent severable. The Parties undertake in good faith to replace an invalid provision by a valid one which most closely corresponds with the economic intention of the invalid ruling.

12.10    Governing Law; Venue. This Agreement is to be interpreted and enforced in accordance with the laws of the State of Delaware (without reference to the laws of any other jurisdiction and without reference to the principles of conflicts of laws).  Both Parties explicitly exclude the United Nations convention regarding the International Sale of Goods from this Agreement.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the federal and state courts located in the State of Delaware and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

12.11    Publicity; Use of Name.    Except as required by law or disclosure rules of NASDAQ, neither Party shall originate any publicity, news release or other public announcement, written or oral, whether to the public, press, stockholders or otherwise, relating to this Agreement, to any amendment hereto or thereto or activities hereunder or thereunder without the prior written consent of the other Party.  Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing); and each Party hereto agrees not to use any designation of the other Party in any promotional activity associated with this Agreement without the express written approval of the other Party.

12.12    Counterparts; Evidence of Signature.  This Agreement may be executed in separate counterparts, each of which shall be identical and may be introduced in evidence or used for any other purpose without any other counterpart, but all of which shall together constitute one and the same agreement.  Signatures of any Party transmitted by facsimile or electronic mail (including, without limitation, electronic mailing of a so-called portable document format or “pdf” of a scanned counterpart) shall be treated as and deemed to be original signatures for all purposes, and shall have the same binding effect as if they were original, signed instruments delivered in person.

12.13    Entire Agreement.    This Agreement, executed pursuant hereto and all exhibits and schedules attached to or referenced herein, constitutes the entire understanding and agreement of the Parties hereto with respect to the matters described herein and supersedes all prior agreements or understandings, written or oral, between the Parties with respect thereto. All pre-printed terms and conditions on any purchase order, order confirmation or acknowledgment, or any other writing shall have no binding effect upon the Parties.

12.14    Amendment or Waiver.    Notwithstanding any course of performance hereunder or other course of dealing, any amendment to or waiver of any provision of this Agreement must be in writing signed by each Party and must specifically refer to the provision of the Agreement being amended or waived in order to be effective. Any purported amendment or waiver, whether oral, by electronic communication including emails between Parties, by conduct, custom shall not constitute a writing sufficient to amend this Agreement.  The Parties are expressly and deliberately establishing these procedures specifically to avoid any possibility that an amendment, waiver or estoppel of or with respect to any of this Agreement’s terms could be deemed to have been affected in a manner other than as set forth in this Section 12.14.

12.15    Drafting.  This Agreement shall not be construed more strictly against one Party than the other because it may have been drafted by one of the Parties or its counsel, each Party having contributed through its counsel substantially and materially to the negotiation and drafting thereof.

12.16    Translations.   In the event of an inconsistency between any terms of this Agreement and any translations thereof into another language, the English language meaning shall control.

The Parties hereto have executed this Agreement by its duly authorized representatives, with effect from the Effective Date.

Evonik Corporation		Cassava Sciences, Inc.
By:	/s/ Joseph Milde	By:	/s/ Remi Barbier
Name:	Joseph P. Milde	Name:	Remi Barbier
Title:	VP, Sales and Services	Title:	President and CEO

Exhibit A

FORM OF STATEMENT OF WORK

Statement of Work # for Simufilam

This Statement of Work No. [] for API development (“SOW No. []”) is issued pursuant to the Master Services Agreement effective [***] (“Agreement”) between Evonik Corporation (“Evonik”) and Cassava Sciences, Inc. (“Customer”).  Upon the full execution below, this Statement of Work No. [] shall be incorporated into the Agreement subject to the terms and conditions therein, and shall become effective as of the date of last signature.  All capitalized terms in this SOW No. [] shall have the same meaning as set forth in the Agreement.  Any changes to the Statement of Work will require a written and agreed Change Order as specified in Section 2.4 [Change Order Process] of the Agreement.

Customer hereby engages Evonik to provide the following services and Evonik hereby agrees to provide such services for the compensation outlined below.

1.    API.  [INSERT DESCRIPTION OF API]

2.    Scope of Work

a.    Evonik Facility.  The Services shall be performed at the manufacturing facility located at [INSERT] (“Evonik Facility”).

b.    [INSERT TEXT]

c.    Customer Materials.  [Insert text concerning Customer Materials]

3.    Key Assumptions.

4.    Deliverables.

a.    [INSERT TEXT – Parties to discuss delivery timing of Deliverables.]

5.    Evonik’s Estimated Timeline.

Scope of Work	Timeline
[INSERT TEXT]	[INSERT TEXT]
[INSERT TEXT]	[INSERT TEXT]

6.    Fee.

	Activity Description / Deliverable	Fee	Milestone
1	Execution of Statement of Work	$ [insert] Nonrefundable
2	[INSERT TEXT]
Total Fee

This SOW No. [], upon execution by both Parties shall constitute an amendment and an additional Statement of Work to the Agreement pursuant to Section 12.14 of the Agreement and shall hereinafter be part of the Agreement and attached as Exhibit A-[].

AGREED TO AND ACCEPTED BY:

EVONIK CORPORATION            CASSAVA SCIENCES, INC.

By: ______________________________    By: ________________________________

Printed Name: _____________________    Printed Name:________________________

Title: ____________________________    Title: _______________________________

Date: ____________________________    Date: _______________________________

Evonik Corporation

2 Turner Place

Piscataway, NJ 08854

www.evonik.com

Exhibit B

FORM OF CHANGE ORDER

Customer Name

Title

Company

Address

Phone

Email

Project Name:        []

SOW No:               []

Change Date:         [•]

Evonik Facility:     [•]

Version #:              []

Chemical Structure:

Insert

Change Request:

Activity	Timing (weeks)	Price
Activity 1: • x		$
Activity 2: • x		$

Impact of Change:

Timeline:

Price:

Evonik Corporation

2 Turner Place

Piscataway, NJ 08854

www.evonik.com

Additional Commercial Terms:

•    The change will be initiated by a purchase order (PO).  PO’s should be sent to the following address:

Evonik Corporation

2 Turner Place

Piscataway, NJ 08854

•    This Change Order shall be subject to the terms and conditions of the Master Services Agreement, effective [].

•    This Quotation expires 15 days from the quotation date.

Revision History:

Version #:	Date:	Description of Change:
1		Initial Change Request

Prepared By:

AGREED TO AND ACCEPTED BY:

EVONIK CORPORATION            CASSAVA SCIENCES, INC.

By: ______________________________    By: ________________________________

Printed Name: _____________________    Printed Name:________________________

Title: ____________________________    Title: _______________________________

Date: ____________________________    Date: _______________________________